EXHIBIT 99.2

Investor Relations Contact: Stephen P. Golden Vice President, Investor Relations sgolden@ironmountain.com (617) 535-4799

FOR IMMEDIATE RELEASE

Iron Mountain Incorporated Announces $150 Million Share Repurchase Program

Company Also Initiates First Ever Cash Dividend Policy

Boston, MA — February 25, 2010 — Iron Mountain Incorporated (NYSE: IRM), an information management services company, today announced that its board of directors approved a new share repurchase program authorizing up to $150 million in repurchases of the Company’s common stock.  This represents approximately 3% of the Company’s outstanding common stock based on the closing price on February 19, 2010.

In addition, the Company announced that its board of directors adopted a new dividend policy under which the Company intends to pay quarterly cash dividends on Iron Mountain common stock.  The first quarterly dividend of $0.0625 per share, representing a planned annual dividend payout of $0.25 per share, will be payable on April 15, 2010 to shareholders of record on March 25, 2010.  The cash dividend is the first in the Company’s history.  The declaration and payment of future quarterly dividends is in the discretion of the board of directors based on their determination that doing so is in the best interest of Iron Mountain shareholders.

“Our profitability and cash generation has improved at an impressive rate in recent years.  This has strengthened our balance sheet and provided us the financial strength and flexibility to initiate periodic share repurchases and pay quarterly dividends to shareholders while continuing to invest in our growth agenda and pursue strategic acquisitions,” said Bob Brennan, president and CEO.  “We are committed to driving strong growth and capturing the enormous potential we see for our business.  These actions demonstrate our confidence in the long-term growth prospects of the Company and our commitment to delivering long-term value to our shareholders.”

Any purchases made under Iron Mountain’s repurchase program may be made from time to time in the open market or through negotiated transactions commencing at the conclusion of its current quarterly blackout period.  All purchases are subject to stock price, market conditions, corporate and legal requirements and other factors.  We intend to comply with Rule 10b-18 under the Securities Exchange Act of 1934.  In addition, the Finance Committee of the board of directors has been granted the authority to establish trading plans under Rule 10b5-1 of the Exchange Act.  This will allow the Company to repurchase shares in the open market during periods in which the stock trading window is otherwise closed for the Company.  As of February 19, 2010, the Company had approximately 204 million shares of its common stock outstanding.

About Iron Mountain

Iron Mountain Incorporated (NYSE:IRM) helps organizations around the world reduce the costs and risks associated with information protection and storage. The Company offers comprehensive records management and data protection solutions, along with the expertise and experience to address complex information challenges such as rising storage costs, litigation, regulatory compliance and disaster recovery. Founded in 1951, Iron Mountain is a trusted partner to more than 140,000 corporate clients throughout North America, Europe, Latin American and Asia Pacific. For more information, visit the Company’s Web site at www.ironmountain.com.

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Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and federal securities laws, and is subject to the safe-harbor created by such Act.  Forward-looking statements include statements regarding the Company’s intent to repurchase shares and to pay dividends, the Company’s financial ability and sources to fund the repurchase program and dividend policy and the amounts of such repurchases and dividends and statements regarding our goals, beliefs, future growth strategies, investments, objectives, plans and current expectations.  These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to be materially different from those contemplated in the forward-looking statements. Such factors include, but are not limited to: (i) the price, volume or timing of stock repurchases may be impacted by legal restrictions or limits under a Rule 10b5-1 trading plan; (ii) alternative, more attractive investments to dividends or stock repurchases that may become available; (iii) the cost to comply with current and future laws, regulations and customer demands relating to privacy issues; (iv) the impact of litigation that may arise in connection with incidents in which we fail to protect the Company’s customers’ information; (v) changes in the price for the Company’s services relative to the cost of providing such services; (vi) changes in customer preferences and demand for the Company’s services; (vii) in the various digital businesses in which the Company is engaged, the cost of capital and technical requirements, demand for the Company’s services or competition for customers; (viii) the Company’s ability or inability to complete acquisitions on satisfactory terms and to integrate acquired companies efficiently; (ix) the cost or potential liabilities associated with real estate necessary for the Company’s business; (x) the performance of business partners upon whom the Company depends for technical assistance or management expertise outside the United States; (xi) changes in the political and economic environments in the countries in which the Company’s international subsidiaries operate; (xii) claims that the Company’s technology violates the intellectual property rights of a third party; (xiii) other trends in competitive or economic conditions affecting Iron Mountain’s financial condition or results of operations not presently contemplated; and (xiv) other risks described more fully in the Company’s Current Report on Form 8-K under “Item 1A. Risk Factors” filed on May 8, 2009. Except as required by law, Iron Mountain undertakes no obligation to release publicly the result of any revision to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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